EXHIBIT 10.1

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

AMENDMENT

Made as of June 11, 2013.

By and between,

IRONWOOD PHARMACEUTICALS, INC., a company organised and existing pursuant to the Laws of Delaware, and having its principal offices at 301 Binney Street, Cambridge, MA 02142 USA (hereinafter, referred to as “Ironwood”).

and

ALMIRALL, S.A., a company organised and existing pursuant to the Laws of Spain, and having its principal offices at Rda. General Mitre, 151, 08022 - Barcelona, Spain (hereinafter, referred to as “Partner”).

WITNESSETH

WHEREAS Partner (formerly, Laboratorios Almirall, S.A.) and Ironwood are parties to a License Agreement dated April 30, 2009 (hereinafter, referred to as the “Agreement”), related to the Product (as such term is defined in the Agreement).

WHEREAS the Parties have agreed to amend the Agreement in particular with respect to certain aspects related to the consideration payable by Partner to Ironwood.

NOW, THEREFORE, the Parties hereby agree as follows:

Article 1 — Definitions

1.1.         Unless otherwise stated herein, all the definitions contained in Section 1 of the Agreement shall remain valid and applicable to this Amendment.

1.2.         Additionally, the following terms as used hereinafter in this Amendment shall have the meaning set forth in this Article and shall be deemed included and added to the defined terms listed in Section 1 of the Agreement:

“1.121           “First Wave Countries” means each of Germany, Spain and the United Kingdom.

1.122                 “Reimbursed Price Reference” means the first final reimbursement amount approved by the relevant Regulatory Authority in a First Wave Country.”

Article 2 — Commercial Diligence

Section 3.4.4 of the Agreement shall be deemed supplemented by the following wording to be included at the end of the current wording:

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

“In the event Partner does not perform the Commercial Launch of the Product in [**] when such Commercial Launch is due in accordance with the above, then  Ironwood, in addition to any other remedy, shall be entitled to terminate the Agreement for [**] and, thereafter, to Commercialize the Product (directly or through any Third Party) in [**], and (I) the effects of such termination for [**] shall be as set forth in Section 8.2.3 of the Agreement, but [**] and (II) Partner’s annual minimum royalty obligation set forth in Section 4.3.1 of the Agreement shall be reduced by $[**], starting on the date of such termination; provided, however, that in the event such Commercialization is performed by any Third Party in [**] (other than through a Third Party service provider that is compensated for Commercializing the Product on a fee-for-service basis) instead of Ironwood, such Third Party will be subject to (x) the same Commercial Launch milestone obligation for [**] as Partner would be, immediately preceding such termination, had such termination not occurred, and (y) a minimum annual royalty of $[**], as the case may be, commencing with the fourth full Year following the Year in which such Third Party has first achieved Commercial Launch of the Product in [**] and ending in (and including) the last Year in which there is at least one Valid Claim included in the Ironwood Patent Rights covering the manufacture, use or sale of the Product in [**].”

Article 3 — Milestones

Section 4.2 of the Agreement shall be deemed replaced by the following:

“4.2 Milestones. As additional consideration for the rights granted to Partner pursuant to Section 2.1, Partner will pay to Ironwood the following one-time milestone payments within thirty (30) days of the occurrence of the following events:

4.2.1          $20,000,000 upon the earlier of (i) Successful Phase III, or (ii) the filing of an NDA for a Product in any country in the Territory;

4.2.2          If Partner seeks pricing and reimbursement approval from the relevant Regulatory Authority in a First Wave Country and the Reimbursed Price Reference contained in the first pricing and reimbursement approval in such First Wave Country is [**] (or, in the case of United Kingdom, the Reimbursed Price Reference corresponds to an amount in pound sterlings that is [**] on the date of such Reimbursed Price Reference determination), $[**] for such First Wave Country upon the later of (i) first Commercial Launch that occurs in such First Wave Country and (ii) the date of such Reimbursed Price Reference determination; provided that, (a) if Partner does not seek pricing and reimbursement approval from the relevant Regulatory Authority in a First Wave Country, then Partner shall pay to Ironwood $[**] upon the first Commercial Launch that occurs in such First Wave Country and (b) if Partner does seek pricing and reimbursement approval from the relevant Regulatory Authority in a First Wave Country and the Reimbursed Price Reference contained in the first pricing and reimbursement approval is [**] (or, in the case of United

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

Kingdom, the Reimbursed Price Reference corresponds to an amount in pound sterlings that is [**] on the date of such Reimbursed Price Reference determination), then Partner shall pay to Ironwood $[**] upon the later of (i) the first Commercial Launch that occurs in such First Wave Country and (ii) the date of such Reimbursed Price Reference determination.

However, (x) in the case of [**], Partner will pay to Ironwood $[**] upon the first Commercial Launch that occurs in [**], and if the Reimbursed Price Reference contained in the first pricing and reimbursement approval from the relevant Regulatory Authority in [**] is [**], then Partner will pay to Ironwood $[**] on the date of such Reimbursed Price Reference determination; and (y) in the case of [**], if the Reimbursed Price Reference is [**], then, in lieu of the abovementioned amount of $[**], Partner will pay to Ironwood the amount of $[**].

4.2.3          $[**] upon the first time that Net Sales achieved in each of the First Wave Countries exceed the amount of €[**] in any Year in each such First Wave Country, totaling up to a maximum of $[**];

4.2.4          $[**] upon the first time that Net Sales achieved in all the Major Countries, in aggregate, exceed the amount of €[**] in any Year;

4.2.5          $[**] upon the first time that Net Sales achieved in all the Major Countries, in aggregate, exceed the amount of €[**] in any Year; and

4.2.6          $[**] upon the first time that Net Sales achieved in all the Major Countries, in aggregate, exceed the amount of €[**] in any Year.

Once Partner has made any particular milestone payment under Sections 4.2.1, 4.2.2, 4.2.3, 4.2.4, 4.2.5 or 4.2.6, Partner will not be obligated to make any payment with respect to the re-occurrence of the same milestone.  For the sake of clarity, if during any particular Year, the Net Sales achieved exceed the Net Sales milestone set forth in Sections 4.2.4 and 4.2.5 , then Partner will be obligated to make in such Year the milestone payment set forth in Section 4.2.5 in addition to the milestone payment set forth in Section 4.2.4 upon such occurrence. In the same way, if during any particular Year, the Net Sales achieved exceed the Net Sales milestone set forth in Sections 4.2.5 and 4.2.6, then Partner will be obligated to make in such Year the milestone payment set forth in Section 4.2.6 in addition to the milestone payments set forth in Section 4.2.5 upon such occurrence.

If Partner pays to Ironwood for any of the First Wave Countries as Commercial Launch/reimbursement milestones the amount of $[**] as provided in Section 4.2.2 above, Partner will have the right to compensate such payments with the Net Sales milestone set forth in Section 4.2.3 for such First Wave Country.”

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

For the sake of clarity, the Parties confirm that the milestone payment of Section 4.2.1 has already been paid by Partner as of the date of this Amendment.

Article 4 —Royalties

Section 4.3.1 of the Agreement shall be deemed replaced by the following:

“4.3.1.       Minimum Annual Royalty. Commencing with the fourth full Year following the earlier of (i) the Year in which Partner has first achieved Commercial Launch of the Product in three Major Countries or (ii) the second Year following the Year in which Partner has first achieved Commercial Launch of the Product in any Major Country and ending in (and including) the last Year in which there is at least one Valid Claim included in the Ironwood Patent Rights covering the manufacture, use or sale of the Product in the Territory, Partner will pay to Ironwood annual minimum royalties of $[**], which payments will be made no later than February 15th of each year for the preceding year and which amounts will be fully creditable against royalties owed to Ironwood pursuant to Section 4.3.2 for the preceding Year.

However, in the event that Partner seeks pricing and reimbursement approval from the relevant Regulatory Authority in one of the following First Wave Countries and the Reimbursed Price Reference for such First Wave Country is [**] (or, in the case of [**], [**]), then the above-described annual minimum royalty obligation shall thereafter be reduced by the following amount (corresponding to such First Wave Country):

Major Country	Minimum Royalty
[**]	$	[**]
[**]	$	[**]
Total:	$	[**]

Section 4.3.2 of the Agreement shall be deemed replaced by the following:

4.3.2       Royalty. Partner will pay to Ironwood royalties based on the aggregate annual Net Sales of Products sold by Partner or its Affiliates in the Field in the Territory at the rates set forth in the tables below (as applicable):

(I) During the first 48 months of the Commercial Launch of the Product in the Territory:

Aggregate annual Net Sales in the Territory	Royalty rate

Euros 0 to 60,000,000	[**]	%
Euros 60,000,001 to 100,000,000	[**]	%
Euros 100,000,001 to 250,000,000	[**]	%
Euros 250,000,001 to 500,000,000	[**]	%

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

Euros 500,000,001 to 750,000,000	[**]	%
Euros 750,000,001 and above	[**]	%

(II) After the first 48 months of the Commercial Launch of the Product in the Territory:

Aggregate annual Net Sales in the Territory	Royalty rate
Euros 0 to 100,000,000	[**]	%
Euros 100,000,001 to 250,000,000	[**]	%
Euros 250,000,001 and above	[**]	%

For the avoidance of doubt, the above rates are incremental rates that apply to the Net Sales indicated for each applicable rate only. For example, if Partner receives Euro 40 million of Net Sales of Products in each Calendar Quarter in a given Year within the first 48 months immediately following the Commercial Launch, then Partner will pay a royalty of Euro [**] ([**]% of 40 million) in the first Calendar Quarter, a royalty of Euro [**] ([**]% of 20 million plus [**]% of 20 million) in the second Calendar Quarter, a royalty of Euro [**] ([**]% of 20 million plus [**]% of 20 million) in the third Calendar Quarter, and a royalty of Euro [**] ([**]% of 40 million) in the fourth Calendar Quarter. In the Year which includes the 4th anniversary of the First Commercial Sale, the royalties payable shall be calculated as the average royalty payable in accordance with the tables in paragraphs (I) and (II) above in proportion to the number of days during such Year in which each of such tables should apply.

Article 5 — [**]

[**].

Article 6 — Term and Termination

The first sentence of Section 8.3 of the Agreement shall be deemed replaced by the following:

“Termination for Convenience. By Partner effective upon at least [**] days prior written notice to Ironwood, this Agreement may be terminated for any reason by Partner (a) in its entirety, prior to the expiration of the Agreement, or (b) with respect to [**] only, prior to the Commercial Launch of the Product in [**].  If Partner terminates this Agreement with respect to [**] only pursuant to (b) in the preceding sentence, Ironwood shall be entitled to Commercialize the Product (directly or through any Third Party) in [**], and (I) the effects of such termination for [**] shall be as set forth in Section 8.2.3 of the Agreement, but [**] and (II) Partner’s annual minimum royalty obligation set forth in Section 4.3.1 of the Agreement shall be reduced by $[**], starting on the date of such termination; provided, however, that in the event such Commercialization is performed by any Third Party in [**] (other than through a Third Party service provider that is compensated for Commercializing the Product on a fee-

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

for-service basis) instead of Ironwood, such Third Party will be subject to (x) the same Commercial Launch milestone obligation for [**] as Partner would be, immediately preceding such termination, had such termination not occurred, and (y) a minimum annual royalty of $[**], as the case may be, commencing with the fourth full Year following the Year in which such Third Party has first achieved Commercial Launch of the Product in [**] and ending in (and including) the last Year in which there is at least one Valid Claim included in the Ironwood Patent Rights covering the manufacture, use or sale of the Product in [**].”

Article 7 — Extent of the present Amendment

This Amendment constitutes an integral part of the Agreement. It is expressly understood that the terms and conditions of the Agreement shall remain fully enforceable except where directly and expressly modified by this Amendment.

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[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.

IRONWOOD PHARMACEUTICALS, INC.		ALMIRALL S.A.

/s/ Michael J. Higgins		/s/ M. Zambrini /s/ J. Sabé
By:	Michael J. Higgins	By: M. Zambrini – J. Sabé
Title:	Chief Operating Officer	Title: Proxies